UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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TELADOC HEALTH, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear fellow stockholders:
On April 8, 2025, Teladoc Health, Inc. (“Teladoc Health” or the “Company”) filed a definitive proxy statement in connection with our 2025 Annual Meeting of Stockholders, to be held on May 22, 2025 (the “Annual Meeting”).
Say-on-Pay Proposal
One of the proposals to be voted on by our stockholders at the Annual Meeting and described in our proxy statement is the advisory vote to approve executive compensation (“Proposal No. 2” or the “Say-on-Pay Proposal”). The Say-on-Pay Proposal vote is advisory and will not be binding upon us, our board of directors (our “Board”) or its compensation committee (our “Compensation Committee”), nor will it create or imply any change in the duties of us, our Board or our Compensation Committee. However, the outcome of the Say-on-Pay Proposal is of utmost importance to us, our Board and our Compensation Committee, in being responsive to and demonstrating our commitment to the interests of our stockholders. Our Compensation Committee believes the support received from stockholders last year demonstrates that our stockholders strongly approve of our philosophy, strategy, objectives and implementation of our executive compensation programs. Our executive compensation practices during 2024 were strongly influenced by the CEO transition that we experienced: we needed to recruit and properly incentivize our new CEO and also to retain certain members of our senior team to ensure continuity of leadership during and after the CEO search. Other than the compensation actions we took in connection with this CEO transition, our executive compensation philosophy and practices remained the same as in prior years, for which we historically received significant stockholder approval (including 95.9% approval in 2024). After considering our prior year’s say-on-pay proposal result and engagement with stockholders and following our annual review of our executive compensation philosophy, our Compensation Committee decided to retain this overall approach to executive compensation for 2024, except for the extraordinary actions necessitated by the CEO transition.
Our Board unanimously recommends you cast your vote FOR the Say-on-Pay Proposal.
Incentive Award Plan Proposal
Another of the proposals to be voted on by our stockholders at the Annual Meeting and described in our proxy statement is the approval of an amendment to the Company’s 2023 Incentive Award Plan (“Proposal No. 3” or the “Incentive Award Plan Proposal”). If approved by our stockholders at the Annual Meeting, the Incentive Award Plan Proposal would allow the Company to continue to provide equity awards as part of the Company’s compensation program, a very important tool for motivating, attracting and retaining talented employees that have made Teladoc Health successful. As further described below, if the Incentive Award Plan Proposal fails, we will not have access to additional shares, and we would be required to take one or more actions that our Board believes are not in the best interests of our stockholders, including reducing the proportion of compensation paid to our employees in equity, decreasing their long-term alignment with investors. To assist our stockholders in their consideration of this important proposal, we are providing additional information.
We are aware that various institutional investors have proprietary models for evaluating the Incentive Award Plan Proposal, but we believe it is important to clarify certain aspects of our equity grant practices and the Incentive Award Plan Proposal, which are described below, to allow all stockholders to conduct an independent and more contextualized analysis of our historical equity usage, including an analysis that appropriately adjusts for the multiple grants made in connection with our CEO transition.
Our Board unanimously recommends you cast your vote FOR the Incentive Award Plan Proposal.

Our Pay Philosophy Supports our Business Strategy
Teladoc Health offers a portfolio of services and solutions covering hundreds of medical subspecialties, bolstered by technology, artificial intelligence, machine learning and human expertise to provide an effective care experience that people value and trust. Our solution combines the latest in data science and analytics with an award-winning user experience through a set of highly flexible integrated technology platforms through business to business and direct to consumer channels. The success of our virtual care strategy is dependent on our ability to not only motivate and retain our talented team to achieve important goals, but also to recruit top talent. We believe that the ability, hard work and talent of our employees is a major reason for our leadership position in virtual care. As you consider the amendment to the 2023 Incentive Award Plan, we ask that you bear in mind that the innovation and proprietary technology necessary to effectively implement our virtual care strategy requires that we compete for talent with other healthcare and technology companies and in geographic regions (including Silicon Valley) where equity incentives are necessary to attract and retain critical employees. For example, the peer group of companies that compete with us for talent and is used by our Compensation Committee in determining executive compensation includes software and technology companies. Moreover, we compete for talent with companies much larger than we are and which are capable of offering very competitive pay programs.
Our compensation strategy, which has been consistently supported by our stockholders (as reflected in our most recent say-on-pay approval rates), has served us well, and our ability to continue to grant competitive equity compensation is critical to maintaining our momentum. Equity compensation is a fundamental element of our pay-for-performance compensation philosophy, which incentivizes employees throughout the organization to strive for stockholder value. For example, none of the PSUs granted with performance periods ending in 2024 were achieved, and therefore no shares were earned by our employees under those awards. Equity compensation also represents a significant portion of the total compensation for our key executives and is an important element of compensation for our directors. In 2024, approximately 92% of our CEO’s, and, on average, approximately 71% of our other named executive officers’ target total direct compensation consisted of equity compensation. Moreover, for our regular annual equity grants to our executives in 2024, approximately half were performance-based awards. We believe the high percentage of compensation paid in the form of equity awards aligns the interests of our executives and directors strongly with those of our stockholders.
Without the Benefit of Equity Awards, We Would Be Forced to Rely on Other Forms of Compensation
As described above, equity is a central component of compensation for many of our employees, and particularly those at a senior level within our organization. These awards play a critical role in enabling us to attract and retain high-caliber talent, especially talent from within the technology industry, and ensure that the interests of that talent are appropriately aligned with those of our stockholders. The inability to grant equity awards may force us to rely on cash as an alternative form of compensation, which might be better allocated to other business uses to support our strategy and future growth.
Equity Compensation Attracts and Retains Talent
Our overall compensation objective is to compensate our employees in a manner that encourages them to take a long-term outlook and provides them with an incentive to manage Teladoc Health from the perspective of an owner with an equity stake in the business. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward individual and Company performance and that help meet our retention needs. Because the ultimate value of equity awards depends on our stock performance combined with continued service over time, they help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our stockholders. We believe we must continue to use equity compensation somewhat broadly to help attract, retain and motivate our employees to continue to grow our business, develop new products and ultimately increase stockholder value.
We Manage Our Equity-based Compensation Program Thoughtfully
We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain high-performing employees. When we initially sought stockholder approval of the 2023 Incentive Award Plan at the 2023 annual meeting, we believed that the shares reserved for issuance under it following stockholder approval (along with shares becoming available for future grant due to forfeitures and cancellations) would be sufficient to enable us to continue to grant equity awards for approximately one year. In fact, our disciplined approach in our equity-based compensation grant practices resulted in those shares lasting two years.

Our run rate, which we define as the number of equity awards granted divided by the weighted average shares of common stock outstanding, has decreased from 5.43% for 2022 to 4.56% for 2024. Our CEO transition in 2024 also led to a higher than expected run rate for 2024 because it effectively included multiple CEO grants, including the special, one-time grant to Mr. Divita in June 2024 in connection with his appointment, the regular annual grant to Mr. Gorevic in March 2024 prior to his departure, as well as a special grant to Ms. Murthy in April 2025 for serving as acting CEO prior to Mr. Divita’s appointment. We expect that the run rate will decrease in subsequent years. Without such award to Mr. Divita, our run rate in fiscal year 2024 would have been 3.74%. We are also mindful of the ratio of our stock-based compensation expense to our revenues over time. Our total stock-based compensation expense has decreased from $217.9 million in 2022 to $146.0 million in 2024. We believe our equity usage strikes the correct balance between retaining employees in a very competitive industry and responsibly managing dilution levels, and we will continue to monitor our equity usage.
The Amendment Reflects a Modest Request
We expect the proposed share increase to last approximately one year. We are intentionally seeking approval of a number of shares that will last for a relatively shorter duration to allow our stockholders the opportunity to reevaluate our equity compensation strategies in the near term.
Our Stockholders Have Historically Supported our Compensation Practices
Since we held our first say-on-pay advisory vote in 2018, stockholders have demonstrated strong support for our compensation programs, including approximately 96% support at our 2024 annual meeting. Our compensation program and philosophy has not changed in any material way since this 2024 vote. The amendment to the 2023 Incentive Award Plan is necessary to maintain those compensation practices and support our growth strategies.
Strong Governance Practices
The 2023 Incentive Award Plan incorporates the following favorable corporate governance practices that protect the interests of our stockholders:
•Minimum vesting condition of one year for grants under the 2023 Incentive Award Plan, with only narrow exceptions
•No repricing (or cash buyouts) of stock options or stock appreciation rights without stockholder approval
•No “liberal share recycling”
• No “evergreen” provision
•No dividends vest until underlying award vests
• Clawback policy in place
•No tax gross-ups
•No hedging of equity securities
•Stock ownership guidelines
For all these reasons, our Board recommends that you vote “FOR” Proposal No. 3

In closing, we would like to assure you of our commitment to continue to increase the value of Teladoc Health while working within the compensation framework described in our proxy statement. We thank you for the time you have focused on this matter and your careful consideration of this proposal. If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you wish to do so, or should you have any questions or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or via email at proxy@mackenziepartners.com.

By order of the Board of Directors,
Adam C. Vandervoort
Chief Legal Officer and Secretary

Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, commitments, goals, and our executive compensation program. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (viii) the success of our operational review of the company to achieve a more balanced approach to growth and margin; and (ix) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC. Any forward-looking statement made by us in this letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.